Exhibit 10.1

SOFTWARE SALE AGREEMENT

     THIS SOFTWARE SALE AGREEMENT ("Agreement") made the 12th day of December, 2001, by and between V-GPO, Inc., a Delaware corporation having its principal office at 2150 Whitfield Industrial Way, Sarasota, Florida 34243 ("VGPO") and Florida Software Systems, Inc., a Florida corporation, having its principal office at 2150 Whitfield Industrial Way, Sarasota, Florida 34243 ("FSS").

W I T N E S S E T H:

     WHEREAS, FSS has and is continuing developing proprietary software known as the Service Source Advantage System for supply chain management and optimization ("Service Source Advantage Software") which is owned by its affiliate Florida Software Systems Corporation ("FSS Corp."); and

     WHEREAS, FSS has and is continuing developing proprietary software known as vGPO for web-based supply chain management and optimization ("vGPO Software") which is owned by its affiliate Home Healthcare Alliance, Inc. ("HHCA"); and

     WHEREAS, FSS has and is continuing developing proprietary software known as "Z Categorization" for programming a module within certain supply chain management optimization software programs which allows items within each program to be cross-referenced on multiple layers ("Z Categorization Software") which is owned by its affiliate Home Health Plan, Inc. ("HHP"); and

     WHEREAS, VGPO previously has licensed the Service Source Advantage Software, vGPO Software and Z Categorization Software and FSS caused its affiliates to consent to the grant of a license of the Service Source Advantage Software, vGPO Software and Z Categorization Software to VGPO under the terms of a Software License Agreement dated March 3, 1999 that FSS entered into with VGPO as amended by a Software License Agreement Amendment dated April 12, 200 and as further amended by an amendment dated February 14, 2001 (collectively the "License Agreement"); and

     WHEREAS, all obligations of VGPO under the License Agreement as it may be amended from time to time, were and are secured under Security Agreements dated February 14, 2001 by the between VGPO and FSS and its affiliates ("Security Agreements"); and

     WHEREAS, FSS and VGPO desire to enter into this Agreement to terminate the License Agreement and provide for the sale of the Software for exclusive use in the United States, and to provide for payment of fees currently due and owing, but unpaid to the Software Owners as hereinafter defined under the License Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties do hereby agree as follows:

     1.     SALE OF SOFTWARE.  Subject to the terms of this Agreement, FSS Corp., HHCA and HHP (collectively the "Software Owners"), do each hereby sell to VGPO and VGPO hereby purchases from the Software Owners the exclusive right to use, copy, reproduce and license the Software as defined in paragraph 2(b) of this Agreement throughout the United States of America and in all segments of any industries and markets in the United States.

     2.     DEFINITIONS.  For purposes of this Agreement, the following definitions shall apply:

          (a)     "Documentation" shall mean the technical written material which relates to the Software, describes the functionality of the Software and instructs VGPO's personnel in the use of the Software, as may be amended, revised or corrected from time to time by FSS.

          (b)     "Software" shall mean both the object code and source code versions of the computer programs related to the Service Source Advantage Software, vGPO Software and Z Categorization Software licensed by VGPO under this Agreement as the same shall be amended from time to time to add additional computer programs licensed by VGPO hereunder by mutual written agreement with the respective Software Owners, and any related Documentation, in machine readable and/or printed form, furnished to VGPO under this Agreement.

          (c)     "Supported Environment" shall mean the configuration and conditions, as stated in the applicable Documentation, intended by FSS for use of the Software.

     3.     PURCHASE PRICE.

          (a)     In consideration for the purchase by VGPO of all of the Software rights exclusively in the United States under this Agreement, VGPO shall pay the Software Owners an aggregate of $30,000,000 ("Purchase Price") which shall be paid as follows:

               (i)     a minimum of $250,000 per month until the Purchase Price is fully paid; plus

               (ii)     prepayments of the Purchase Price shall be made by VGPO if and upon the closing of one or more financings by VGPO in amounts to be mutually acceptable in writing to VGPO and the Software Owners; plus

               (iii)     an additional $50,000 per month after the arrears defined in paragraph 4 of this Agreement have been fully paid.

          (b)     VGPO and the Software Owners hereby reaffirm the Security Agreements, which are and shall be in full force and effect to secure the Arrears defined in paragraph 4 of this Agreement, the Purchase Price and all obligations of VGPO in and under this Agreement, whether now existing or hereafter arising and all proceeds thereof.

     4.     ARREARS.

          (a)     VGPO and the Software Owners hereby agree and confirm that VGPO is in arrears to the Software Owners in the amount of $3,625,000 for unpaid fees under the License Agreement as of December 1, 2001 ("Arrears") which shall be paid by VGPO as follows:

               (i)     $50,000 per month until the Purchase Price described in paragraph 3(a) has been paid in full; and

               (ii)     $300,000 per month on and after full payment of the Purchase Price until the Arrears are fully paid.

          (b)     All of the Arrears are and shall be secured under the Security Agreements.

     5.     COVENANTS OF THE SOFTWARE OWNERS AND VGPO.   The Software Owners consent and agree that they have sold to VGPO and VGPO has purchased exclusively within the United States of America:

          (a)     The right to use of the Development Environment of the Software and the right to make enhancements, derivative works, modifications or upgrades to the Software;

          (b)     The right to make, sell, rent, lease, assign, transfer, convey, copy, distribute, license and otherwise commercialize the Software;

          (c)     The right to reverse engineer, disassemble, compile, decompile or merge the Software; and

          (d)     The right to utilize the Software for any lawful purpose within the United States of America. This Agreement sells to VGPO all of the interest in or to the Software and the Documentation in the United States. Notwithstanding the foregoing, VGPO acknowledges and agrees that the Software, Documentation and other information supplied to VGPO, and any copies thereof are proprietary products of the Software Owners protected under applicable trade secret law.

     6.     CONFIDENTIALITY.  VGPO and the Software Owners acknowledge and agree that from time to time during the course of VGPO's use of the Software, and various documentation regarding the same, including but not limited to, schematic diagrams, repair and operation manuals, etc., valuable, secret, proprietary and/or Confidential Information (as defined below) relating to the Software Owners will likely come into the possession of VGPO, the disclosure of which would materially adversely affect their business and operations. For purposes of this paragraph 6 the term Confidential Information shall include but shall not be limited to any information or data used by or relating to the Software Owners, or the Software that is not known generally to the industry in which they are or may be engaged, including any and all trade secrets, confidential or proprietary data, information relating to their business and products, price lists, processes, and procedures or standards, know-how, software, software codes, software code documentation, business strategies, drawings, specifications, designs, inventions, and other information whether or not relating to the Software, and whether or not reduced to writing, and shall also include any information provided to them by any other party which is the subject of a non-disclosure or similar agreement between them and such other party. VGPO agrees that it will at all times hold in confidence and safeguard any Confidential Information from falling into the hands of any unauthorized person and, in particular, will not permit any Confidential Information to be read, duplicated or copied, inspected, reverse engineered, decompiled, disclosed, disseminated or in any way analyzed or tested, except respecting the Software as expressly permitted by paragraphs 1 and 3 of this Agreement. The protections for FSS and Software Owners' interests provided for herein are intended to extend beyond items of expression to include, without limitation the ideas, concepts, designs, etc., which are a part of or are otherwise connected with the Software. VGPO acknowledges and agrees that if this Agreement is breached by VGPO, FSS shall have the right to apply for and obtain temporary and permanent injunctive relief against VGPO without limitation as to any other or further remedy or remedies which may be available to FSS and the Software Owners.

     7.     RIGHTS IN FUTURE PROGRAMS.  FSS shall arrange for the Software Owners to sell VGPO the exclusive right in the United States to use, copy, reproduce and sublicense all future computer software programs, components and applications, and all modifications, upgrades and enhancements thereof, together with all related materials and documentation developed by them, from time to time, directly or indirectly, that are useable with or complementary to the Software ("Future Programs"). VGPO shall sell the Software Owners a reciprocal exclusive right to use, copy, reproduce and sublicense any Future Programs VGPO shall develop, but solely for use outside of the United States. These rights shall be granted subject to all of the terms contained in this Agreement.

     8.     SECURITY AND ENFORCEMENT.

          (a)     VGPO reaffirms, acknowledges and agrees that the Purchase Price, the Arrears and the rights of the Software Owners under this Agreement are and shall continue to be secured under the Security Agreements.

          (b)     The Software Owners shall have the right to enforce any breach of this Agreement by VGPO by whatever remedies are available under law including specifically, but not exclusively through exercise of their rights as secured parties under the Security Agreements.

     9.     GENERAL.

          (a)     Notices.  All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if hand delivered, mailed from within the United States by certified or registered mail, or sent by prepaid telegram to the applicable address(es) appearing in the preamble to this Agreement, or to such other address as a party may have designated by like notice forwarded to the other parties hereto. All notices, except notices of change of address, shall be deemed given when mailed or hand delivered and notices of change of address shall be deemed given when received.

          (b)     Binding Agreement; Non-Assignability. Each of the provisions and agreements contained in this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto; but none of the rights or obligations of VGPO shall be assignable without the prior written consent of the Software Owners.

          (c)     Entire Agreement.  This Agreement, the Security Agreements and the other documents referenced herein, constitute the entire understanding of the parties hereto with respect to the subject matter hereof, and supersedes any prior understandings or agreements, oral or written, including without limitation any provisions of the License Agreement, and no amendment, modification or alteration of the terms hereof shall be binding unless the same shall be in writing, dated subsequent to the date hereof and duly approved and executed by each of the parties hereto.

          (d)     Application of Florida Law.  This Agreement and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Florida.

          (e)     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (f)     No Waiver.  The failure of either party to enforce any rights granted under this Agreement or to take action against the other party in the event of any breach hereunder shall not be deemed a waiver by that party as to the subsequent enforcement of rights or subsequent action in the event of future breaches.

     IN WITNESS WHEREOF, FSS, the Software Owners and VGPO have caused this Agreement to be executed by their duly authorized officers on the date first above written.

FLORIDA SOFTWARE SYSTEMS, INC.	VGPO, INC.
By: /s/ Norman R. Dobiesz Norman R. Dobiesz, President	By: /s/ Samuel A. Greco Samuel A. Greco, President
SOFTWARE OWNERS:
Florida Software Systems Corporation By: /s/ Norman R. Dobiesz Norman R. Dobiesz, President	Home Healthcare Alliance, Inc. By: /s/ Norman R. Dobiesz Norman R. Dobiesz, President
Home Health Plan, Inc. By: /s/ Norman R. Dobiesz Norman R. Dobiesz, President